Exhibit 99.1

Tenet Reports Results for the First Quarter Ended March 31, 2018

•	Same-hospital net patient revenue grew 6.7%. Admissions increased 0.3%, adjusted admissions increased 0.6%, and revenue per adjusted admission increased 6.0%.

•	Ambulatory Care same-facility system-wide revenue grew 2.7%, with cases up 3.2% and revenue per case down 0.5%. Surgical revenue grew 2.3%, with cases down 0.5% and revenue per surgical case up 2.8%.

•	Conifer’s revenues increased 0.5% with revenue from third parties up 4.5%.

•
Tenet reported net income from continuing operations available to Tenet shareholders of $98 million or $0.95 per diluted share in the first quarter compared to a net loss of $52 million or $0.52 per diluted share in the first quarter of 2017. After adjusting for certain items, which totaled $39 million or $0.38 per share in the first quarter of 2018, Tenet reported Adjusted diluted earnings per share from continuing operations of $0.57 in the first quarter of 2018 compared to an Adjusted diluted loss per share of $0.27 in the first quarter of 2017.

•
Adjusted EBITDA was $665 million in the first quarter of 2018 compared to $527 million in the first quarter of 2017. Adjusted EBITDA in the first quarter of 2018 consisted of $402 million in the Hospital segment, $165 million in the Ambulatory segment and $98 million in the Conifer segment.

•
Net cash provided by operating activities was $113 million compared to $186 million in the first quarter of 2017; the $73 million decrease was primarily due to an anticipated $82 million reduction in receipts related to the California Provider Fee program. Free Cash Flow was an outflow of $30 million, a decrease of $18 million when compared to an outflow of $12 million in the first quarter of 2017. Adjusted Free Cash Flow was $4 million, a $6 million decrease when compared to $10 million in the first quarter of 2017.

•
2018 Outlook has been increased to reflect net income from continuing operations attributable to Tenet common shareholders of $105 million to $180 million, Adjusted EBITDA of $2.550 billion to $2.650 billion, diluted earnings per share from continuing operations of $1.02 to $1.75 and Adjusted diluted earnings per share from continuing operations of $1.36 to $1.70.

DALLAS - April 30, 2018 - Tenet Healthcare Corporation (NYSE: THC) reported net income from continuing operations available to Tenet shareholders of $98 million in the first quarter of 2018, compared to a $52 million net loss from continuing operations in the first quarter of 2017. Adjusted EBITDA was $665 million in the first quarter of 2018 compared to $527 million in the first quarter of 2017.

“The actions we have taken to be a more efficient, agile and decisive organization have resulted in stronger financial performance,” said Ronald A. Rittenmeyer, executive chairman and CEO.  “We are continuing our focus on improving quality, growth and financial results and will be exploring additional opportunities to enhance margins and shareholder returns.”

Hospital Operations and Other Segment

Net operating revenues in the Hospital Operations and other segment were $3.947 billion, down 4.1 percent from the first quarter of 2017, primarily due to divestitures and a decline in health plan revenues.

On a same-hospital basis, net patient revenues after implicit price concessions (as discussed below in the section titled “New Revenue Recognition Accounting Rules and Uncompensated Care”) was $3.594 billion, up 6.7 percent from the first quarter of 2017. Adjusted admissions were up 0.6 percent and revenue per adjusted admission was up 6.0 percent, with 190 basis points related to the California Provider Fee and a benefit from increased acuity. Same-hospital revenue included $64 million from the California Provider Fee Program in the first quarter of 2018 compared to no revenue in the first quarter of 2017 since the 2017 program was not approved until December 2017.

Adjusted EBITDA in Tenet’s hospital segment was $402 million, an increase of $93 million or 30.1 percent as compared to $309 million in the first quarter of 2017. The $93 million increase in Adjusted EBITDA in the hospital segment was primarily driven by: (i) a $64 million increase in California Provider Fee revenue, (ii) a $12 million favorable adjustment in Q1’18 to malpractice and workers’ compensation expense related to an increase in the discount rate, (iii) strong cost management within the company’s hospital operations and corporate overhead functions, and (iv) increased acuity, which were partially offset by divestiture activity.

Tenet’s health plan business recognized $6 million of revenue and a $1 million EBITDA loss in the first quarter of 2018 versus $65 million of revenue and a $16 million loss in the first quarter of 2017. The revenue and expenses associated with the Company’s health plan operations are included in Tenet’s consolidated statements of operations; however, the results are excluded from Adjusted EBITDA in both periods.

Selected operating expenses in the segment, defined as the sum of salaries, wages and benefits, supplies and other operating expenses, increased 2.7 percent on a per adjusted admission basis in the first quarter of 2017.

Exchanges

Same-hospital exchange outpatient visits were 49,680 in the first quarter of 2018, up 11.4 percent from the first quarter of 2017. Tenet’s same-hospital exchange admissions were 4,677 in the first quarter of 2018, down 1.1 percent from the first quarter of 2017.

Ambulatory Care Segment

During the first quarter of 2018, the Ambulatory segment produced net operating revenues of $498 million, representing an increase of 9.5 percent as compared to $455 million in the first quarter of 2017. In addition, the Ambulatory segment generated Adjusted EBITDA of $165 million, up 7.8 percent from $153 million in the first quarter of 2017 and Adjusted EBITDA less facility-level noncontrolling interest was $109 million, up 9.0 percent from $100 million in the first quarter of 2017.

The results of many of the facilities in which the Ambulatory segment has an investment are not consolidated by Tenet. To help analyze the segment’s results of operations, management uses system-wide measures, which include revenues and cases of both consolidated and unconsolidated facilities. On a same-facility system-wide basis, revenue in the Ambulatory segment increased 2.7 percent, with cases increasing 3.2 percent and revenue per case declining 0.5 percent. In the surgical business, which represents the majority of the revenue in the Ambulatory segment, same-facility system-wide revenue grew 2.3 percent, with cases down 0.5 percent and revenue per case up 2.8 percent, reflecting growth in higher-acuity surgical procedures. In the non-surgical business, same-facility system-wide revenue grew 11.8 percent, with revenue per case up 2.8 percent and cases up 8.7 percent, reflecting strong growth in urgent care visits due in part to the elevated flu season.

Conifer Segment

During the first quarter of 2018, Conifer’s revenue increased 0.5 percent to $404 million, up from $402 million in the first quarter of 2017. Revenue from third party customers grew 4.5 percent to $254 million. Conifer’s revenue in the first quarter of 2018 included $10 million of contract termination fees related to one of Conifer’s customers selling its hospital to a system that chose to insource revenue cycle management.

Conifer generated $98 million of Adjusted EBITDA in the first quarter of 2018, up 50.8 percent from $65 million in the first quarter of 2017. After normalizing for two items that increased Conifer’s Adjusted EBITDA by $13 million in the first quarter of 2018, Adjusted EBITDA grew by 31 percent, primarily driven by improvements in Conifer’s cost structure. The two items totaling $13 million were the aforementioned $10 million contract termination fee and $3 million in customer incentive payments.

Net Income and Earnings Per Share

Tenet reported net income from continuing operations available to Tenet shareholders of $98 million, or $0.95 per diluted share, in the first quarter of 2018 compared to a net loss of $52 million, or $0.52 per diluted share, in the first quarter of 2017.

As shown on Table #2, net income from continuing operations available to Tenet shareholders of $98 million included: (i) $47 million of pre-tax impairment and restructuring charges consisting of $19 million of impairment charges primarily from the write-down of assets held for sale in the Chicago area to their estimated fair value, $25 million of restructuring charges primarily related to employee severance associated with the Company’s cost reduction initiatives, and $3 million of acquisition-related costs; (ii) a $110 million pre-tax gain on sales, consolidation and deconsolidation of facilities, primarily related to a $98 million pre-tax gain on the sale of MacNeal Hospital in the Chicago area on March 1, 2018 and a $13 million pre-tax gain on the sales of our minority interests in several Dallas-area hospitals; and (iii) an $8 million pre-tax loss from other items. These items collectively increased pre-tax income by $55 million, after-tax income by $39 million and diluted earnings per share by $0.38.

After adjusting for the items listed above and on Table #2, Tenet produced Adjusted net income from continuing operations available to Tenet shareholders of $59 million, or $0.57 per diluted share, during the first quarter of 2018, as compared to an Adjusted net loss from continuing operations attributable to Tenet shareholders of $27 million, or $0.27 per diluted share, in the first quarter of 2017.

A reconciliation of GAAP net income (loss) available to Tenet shareholders to Adjusted net income (loss) from continuing operations and Adjusted diluted earnings (loss) per share from continuing operations available to Tenet shareholders is contained in Table #2 at the end of this release.

Cash Flow and Liquidity

Cash and cash equivalents were $974 million at March 31, 2018 compared to $611 million at December 31, 2017. The Company had no outstanding borrowings on its $1 billion credit line as of March 31, 2018. Accounts receivable days outstanding from continuing operations were 54.3 at March 31, 2018 compared to 55.8 at December 31, 2017.

Net cash provided by operating activities was $113 in the first quarter of 2018, representing a $73 million decrease compared to $186 million in the first quarter of 2017. After subtracting $143 million and $198 million of capital expenditures in the first quarters of 2018 and 2017, respectively, Free Cash Flow was an outflow of $30 million in the first quarter of 2018, a decline of $18 million compared to an outflow of $12 million in the first quarter of 2017. Adjusted Free Cash Flow was $4 million in the first quarter of 2018, representing a $6 million decrease from $10 million in the first quarter of 2017. The year-over-year declines in net cash provided by operating activities, free cash flow and adjusted free cash flow were primarily due to an anticipated $82 million reduction in receipts related to the California Provider Fee program.

Net cash provided by investing activities was $373 million in the first quarter of 2018 compared to $189 million of net cash used in investing activities in the first quarter of 2017. The 2018 period included $559 million of proceeds from the sales of facilities, long-term investments and other assets, primarily from the sale of the Company’s two hospitals in the Philadelphia area, MacNeal Hospital and the Company’s minority interest in several Dallas-area hospitals.

Net cash used in financing activities was $123 million in the first quarter of 2018 compared to $141 million of net cash used in financing activities in the first quarter of 2017. The 2018 period included $50 million of debt retirement through open market purchases.

Reconciliations of net cash provided by operating activities to both Free Cash Flow and Adjusted Free Cash Flow are contained in Table #3 at the end of this release.

Outlook

The Company’s revised Outlook for 2018 includes:

•	Revenue of $17.9 billion to $18.3 billion,

•	Net income from continuing operations available to Tenet common shareholders of $105 million to $180 million,

•	Adjusted EBITDA of $2.550 billion to $2.650 billion,

•	Net cash provided by operating activities of $1.245 billion to $1.550 billion,

•	Adjusted Free Cash Flow of $725 million to $925 million,

•	Diluted earnings per share from continuing operations available to Tenet shareholders of $1.02 to $1.75, and

•	Adjusted diluted earnings per share from continuing operations available to Tenet shareholders of $1.36 to $1.70.

The Company raised the midpoint of its previous 2018 Adjusted EBITDA Outlook range by $50 million to reflect higher expectations for Conifer, primarily as a result of the business achieving improvements in its cost structure on a faster pace than previously anticipated.

The Outlook for 2018 assumes equity in earnings of unconsolidated affiliates of $160 million to $170 million, net income attributable to noncontrolling interests of $410 million to $430 million and an average diluted share count of 103 million. The Outlook for net income attributable to noncontrolling interests reflects a reduction in noncontrolling interest expense as a result of Tenet increasing its ownership in USPI from 80 percent to 95 percent, effective April 26, 2018, substantially offset by increased noncontrolling interest expense at Conifer resulting from our increased expectations for Conifer’s net income this year.

The Company’s Outlook for the second quarter of 2018 includes:

•	Revenue of $4.475 billion to $4.675 billion,

•	Net income from continuing operations available to Tenet shareholders ranging from a loss of $5 million to income of $10 million,

•	Adjusted EBITDA of $605 million to $655 million,

•	Earnings per diluted share from continuing operations available to Tenet shareholders ranging from a loss of $0.05 to earnings of $0.10, and

•	Adjusted earnings per diluted share from continuing operations available to Tenet shareholders ranging from $0.15 to $0.29.

The Outlook for the second quarter assumes equity in earnings of unconsolidated affiliates of $35 million to $40 million, net income attributable to noncontrolling interests of $95 million to $105 million, and an average diluted share count of 102 million.

Additional details on Tenet’s Outlook for both the second quarter and calendar year 2018 are available in Tables #4, #5 and #6 at the end of this press release and in an accompanying slide presentation that is accessible through the Company’s website at www.tenethealth.com/investors.

New Revenue Recognition Accounting Rules and Uncompensated Care

Effective January 1, 2018, Tenet adopted the Financial Accounting Standards Board Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”) using a modified retrospective method of application. For our Hospital Operations and other and Ambulatory Care segments, the adoption of ASU 2014-09 resulted in changes to our presentation for and disclosure of revenue primarily related to uninsured or underinsured patients. Prior to the adoption of ASU 2014-09, a significant portion of our provision for doubtful accounts related to self-pay patients, as well as co-pays, co-insurance amounts and deductibles owed to us by patients with insurance. Under ASU 2014-09, the estimated uncollectable amounts due from these patients are generally considered implicit price concessions that are a direct reduction to net operating revenues, with a corresponding material reduction in the amounts previously considered provision for doubtful accounts. Since implicit price concessions are essentially similar to provision for doubtful accounts, for comparability purposes with the 2017 period implicit price concessions in the 2018 quarter are compared to provision for doubtful accounts in the 2017 quarter.

Tenet’s implicit price concessions in the first quarter of 2018 were $347 million, representing a ratio of 6.9 percent of revenues before these items compared to $383 million in the first quarter of 2017, or 7.4 percent of revenues. The decrease in this ratio was primarily attributable to hospital divestitures, revenue growth in our Ambulatory segment, and revenue from the California Provider Fee program revenue being recorded in the first quarter of 2018.

Tenet’s uncompensated care costs, defined as the sum of implicit price concessions, provision for doubtful accounts, charity care write-offs and uninsured discounts, were $1.362 billion and $1.342 billion in the first quarters of 2018 and 2017, respectively, including $1.015 billion and $959 million, respectively, of charity care write-offs and uninsured discounts that were offered through Tenet’s Compact with Uninsured Patients. Uncompensated care in the first quarter of 2018 represented 22.5 percent of revenue before implicit price concessions, bad debts, uninsured discounts and charity care write-offs, up from 21.8 percent in the first quarter of 2017. Nearly all of Tenet’s uncompensated care is associated with the Hospital Operations and other segment.

Uninsured plus charity admissions increased by 536 admissions, or 5.9 percent on a same-hospital basis in the first quarter of 2018 compared to the first quarter of 2017. Uninsured plus charity outpatient visits increased by 1,806 visits, or 1.6 percent, on a same-hospital basis.

Management’s Webcast Discussion of First Quarter Results

Tenet management will discuss the Company’s first quarter 2018 results on a webcast scheduled for 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on May 1, 2018. Investors can access the webcast through the Company’s website at www.tenethealth.com/investors. A set of slides, which will be referred to on the conference call, is available on the Quarterly Results section of the Company’s website.

Additional information regarding Tenet’s quarterly results of operations is contained in its Form 10‑Q report for the three months ended March 31, 2018, which will be filed with the Securities and Exchange Commission and posted on the Company’s website before the webcast.

This press release includes certain non-GAAP measures, such as Adjusted EBITDA, Adjusted net income (loss) from continuing operations attributable to Tenet shareholders, Adjusted diluted earnings (loss) per share from continuing operations attributable to Tenet shareholders, Free Cash Flow and Adjusted Free Cash Flow. Reconciliations of these measures to the most comparable GAAP measure are contained in the tables at the end of this release.

Tenet Healthcare Corporation is a diversified healthcare services company with approximately 115,000 employees united around a common mission: to help people live happier, healthier lives. Through its subsidiaries, partnerships and joint ventures, including United Surgical Partners International, the Company operates general acute care and specialty hospitals, ambulatory surgery centers, urgent care centers and other outpatient facilities in the United States and the United Kingdom. Tenet’s Conifer Health Solutions subsidiary provides technology-enabled performance improvement and health management solutions to hospitals, health systems, integrated delivery networks, physician groups, self-insured organizations and health plans. For more information, please visit www.tenethealth.com.

The terms "THC", "Tenet Healthcare Corporation", "the Company", "we", "us" or "our" refer to Tenet Healthcare Corporation or one or more of its subsidiaries or affiliates as applicable.

# # #

Investor Contact Brendan Strong 469-893-6992 investorrelations@tenethealth.com	Media Contact Lesley Bogdanow 469-893-2640 mediarelations@tenethealth.com

This release contains “forward-looking statements” - that is, statements that relate to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “assume,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include, but are not limited to, the factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2017, and subsequent Form 10-Q filings and other filings with the Securities and Exchange Commission.

Tenet uses its Company website to provide important information to investors about the Company including the posting of important announcements regarding financial performance and corporate developments.

TENET HEALTHCARE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended March 31,
	2018	%	2017	%	Change
Net operating revenues:
Net operating revenues before provision for doubtful accounts			$5,196
Less: Provision for doubtful accounts			383
Net operating revenues	$4,699	100.0%	4,813	100.0%	(2.4)%
Equity in earnings of unconsolidated affiliates	25	0.5%	29	0.6%	(13.8)%
Operating expenses:
Salaries, wages and benefits	2,227	47.3%	2,380	49.4%	(6.4)%
Supplies	774	16.5%	765	15.9%	1.2%
Other operating expenses, net	1,060	22.6%	1,187	24.7%	(10.7)%
Electronic health record incentives	(1)	—%	(1)	—%	—%
Depreciation and amortization	204	4.3%	221	4.6%
Impairment and restructuring charges, and acquisition-related costs	47	1.0%	33	0.7%
Litigation and investigation costs	6	0.1%	5	0.1%
Gains on sales, consolidation and deconsolidation of facilities	(110)	(2.3)%	(15)	(0.3)%
Operating income	517	11.0%	267	5.5%
Interest expense	(255)		(258)
Other non-operating expense, net	(1)		(5)
Loss from early extinguishment of debt	(1)		—
Income from continuing operations, before income taxes	260		4
Income tax benefit (expense)	(70)		33
Income from continuing operations, before discontinued operations	190		37
Discontinued operations:
Income (loss) from operations	1		(2)
Income tax benefit (expense)	—		1
Income (loss) from discontinued operations	1		(1)
Net income	191		36
Less: Net income attributable to noncontrolling interests	92		89
Net income available (loss attributable) to Tenet Healthcare Corporation common shareholders	$99		$(53)
Amounts available (attributable) to Tenet Healthcare Corporation common shareholders
Income (loss) from continuing operations, net of tax	$98		$(52)
Income (loss) from discontinued operations, net of tax	1		(1)
Net income available (loss attributable) to Tenet Healthcare Corporation common shareholders	$99		$(53)
Earnings (loss) per share available (attributable) to Tenet Healthcare Corporation common shareholders:
Basic
Continuing operations	$0.97		$(0.52)
Discontinued operations	0.01		(0.01)
	$0.98		$(0.53)
Diluted
Continuing operations	$0.95		$(0.52)
Discontinued operations	0.01		(0.01)
	$0.96		$(0.53)
Weighted average shares and dilutive securities outstanding (in thousands):
Basic	101,392		100,000
Diluted*	102,656		100,000

*Had we generated income from continuing operations in the three months ended March 31, 2017 the effect of employee stock options, restricted stock units and deferred compensation units on the diluted shares calculation would have been an increase of 848 thousand shares.

TENET HEALTHCARE CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
(Dollars in millions)	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$974	$611
Accounts receivable, less allowance for doubtful accounts	2,519	2,616
Inventories of supplies, at cost	294	289
Income tax receivable	20	5
Assets held for sale	599	1017
Other current assets	1,228	1,035
Total current assets	5,634	5,573
Investments and other assets	1,433	1,543
Deferred income taxes	383	455
Property and equipment, at cost, less accumulated depreciation and amortization	6,906	7,030
Goodwill	7,036	7,018
Other intangible assets, at cost, less accumulated amortization	1,792	1,766
Total assets	$23,184	$23,385

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$666	$146
Accounts payable	1,059	1,175
Accrued compensation and benefits	708	848
Professional and general liability reserves	222	200
Accrued interest payable	332	256
Liabilities held for sale	406	480
Other current liabilities	1,168	1,227
Total current liabilities	4,561	4,332
Long-term debt, net of current portion	14,223	14,791
Professional and general liability reserves	651	654
Defined benefit plan obligations	528	536
Deferred income taxes	36	36
Other long-term liabilities	627	631
Total liabilities	20,626	20,980
Commitments and contingencies
Redeemable noncontrolling interests in equity of consolidated subsidiaries	1,942	1,866
Equity:
Shareholders’ equity:
Common stock	7	7
Additional paid-in capital	4,833	4,859
Accumulated other comprehensive loss	(239)	(204)
Accumulated deficit	(2,248)	(2,390)
Common stock in treasury, at cost	(2,418)	(2,419)
Total shareholders’ equity (deficit)	(65)	(147)
Noncontrolling interests	681	686
Total equity	616	539
Total liabilities and equity	$23,184	$23,385

TENET HEALTHCARE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)

	Three Months Ended
(Dollars in millions)	March 31,
	2018	2017
Net income	$191	$36
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	204	221
Provision for doubtful accounts	—	383
Deferred income tax expense (benefit)	70	—
Stock-based compensation expense	9	13
Impairment and restructuring charges, and acquisition-related costs	47	33
Litigation and investigation costs	6	5
Gains on sales, consolidation and deconsolidation of facilities	(110)	(15)
Loss from early extinguishment of debt	1	—
Equity in earnings of unconsolidated affiliates, net of distributions received	9	4
Amortization of debt discount and debt issuance costs	11	11
Pre-tax loss (income) from discontinued operations	(1)	2
Other items, net	(1)	(2)
Changes in cash from operating assets and liabilities:
Accounts receivable	(66)	(446)
Inventories and other current assets	(41)	132
Income taxes	—	(34)
Accounts payable, accrued expenses and other current liabilities	(183)	(161)
Other long-term liabilities	1	26
Payments for restructuring charges, acquisition-related costs, and litigation costs and settlements	(33)	(24)
Net cash provided by (used in) operating activities from discontinued operations, excluding income taxes	(1)	2
Net cash provided by operating activities	113	186
Cash flows from investing activities:
Purchases of property and equipment — continuing operations	(143)	(198)
Purchases of businesses or joint venture interests, net of cash acquired	(16)	(6)
Proceeds from sales of facilities and other assets	425	20
Proceeds from sales of marketable securities, long-term investments and other assets	134	9
Purchases of equity investments	(30)	(1)
Other long-term assets	7	(12)
Other items, net	(4)	(1)
Net cash provided by (used in) investing activities	373	(189)
Cash flows from financing activities:
Repayments of borrowings under credit facility	—	—
Proceeds from borrowings under credit facility	—	—
Repayments of other borrowings	(91)	(89)
Proceeds from other borrowings	7	6
Debt issuance costs	—	(2)
Distributions paid to noncontrolling interests	(64)	(63)
Proceeds from sale of noncontrolling interests	5	10
Purchases of noncontrolling interests	(9)	—
Proceeds from exercise of stock options and employee stock purchase plan	9	2
Other items, net	20	(5)
Net cash used in financing activities	(123)	(141)
Net increase (decrease) in cash and cash equivalents	363	(144)
Cash and cash equivalents at beginning of period	611	716
Cash and cash equivalents at end of period	$974	$572
Supplemental disclosures:
Interest paid, net of capitalized interest	$(169)	$(130)
Income tax refunds (payments), net	$1	$(1)

TENET HEALTHCARE CORPORATION
SELECTED STATISTICS – CONTINUING TOTAL HOSPITALS(1)
(Unaudited)

(Dollars in millions except per adjusted patient day	Three Months Ended March 31,
and per adjusted patient admission amounts)	2018	2017	Change

Admissions, Patient Days and Surgeries
Number of hospitals (at end of period)	69	76	(7)	*
Total admissions	182,306	196,907	(7.4)%
Adjusted patient admissions	320,868	347,150	(7.6)%
Paying admissions (excludes charity and uninsured)	172,490	186,648	(7.6)%
Charity and uninsured admissions	9,816	10,259	(4.3)%
Admissions through emergency department	125,076	126,473	(1.1)%
Paying admissions as a percentage of total admissions	94.6%	94.8%	(0.2)%	*
Charity and uninsured admissions as a percentage of total admissions	5.4%	5.2%	0.2%	*
Emergency department admissions as a percentage of total admissions	68.6%	64.2%	4.4%	*
Surgeries — inpatient	47,223	51,800	(8.8)%
Surgeries — outpatient	63,008	69,604	(9.5)%
Total surgeries	110,231	121,404	(9.2)%
Patient days — total	858,648	923,339	(7.0)%
Adjusted patient days	1,486,139	1,603,698	(7.3)%
Average length of stay (days)	4.71	4.69	0.4%
Licensed beds (at end of period)	18,457	20,439	(9.7)%
Average licensed beds	18,685	20,440	(8.6)%
Utilization of licensed beds	51.1%	50.2%	0.9%	*
Outpatient Visits
Total visits	1,842,539	2,039,942	(9.7)%
Paying visits (excludes charity and uninsured)	1,725,976	1,908,212	(9.6)%
Charity and uninsured visits	116,563	131,730	(11.5)%
Emergency department visits	697,001	733,051	(4.9)%
Paying visits as a percentage of total visits	93.7%	93.5%	0.2%	*
Charity and uninsured visits as a percentage of total visits	6.3%	6.5%	(0.2)%	*
Total emergency department admissions and visits	822,077	859,524	(4.4)%
Revenues
Net patient revenues(3)	$3,643	$3,728	(2.3)%
Revenues on a Per Adjusted Patient Admission and Per Adjusted Patient Day
Net patient revenue(3) per adjusted patient admission	$11,354	$10,739	5.7%
Net patient revenue(3) per adjusted patient day	$2,451	$2,325	5.4%
Total selected operating expenses (salaries, wages and benefits, supplies and other operating expenses) per adjusted patient admission(2)	$10,561	$10,288	2.7%
Net Patient Revenues(3) from:
Medicare	21.5%	23.1%	(1.6)%	*
Medicaid	8.8%	7.4%	1.4%	*
Managed care	65.0%	65.2%	(0.2)%	*
Self-pay	1.0%	0.3%	0.7%	*
Indemnity and other	3.7%	4.0%	(0.3)%	*

(1) Represents the consolidated results of Tenet’s acute care hospitals and related outpatient facilities included in the Hospital Operations and other segment.
(2) Excludes operating expenses from Tenet's health plans.
(3) Less implicit price concessions and provision for doubtful accounts.
* This change is the difference between the 2018 and 2017 amounts shown.

TENET HEALTHCARE CORPORATION
SELECTED STATISTICS – CONTINUING SAME HOSPITALS(1)
(Unaudited)

(Dollars in millions except per adjusted patient day	Three Months Ended March 31,
and per adjusted patient admission amounts)	2018	2017	Change

Admissions, Patient Days and Surgeries
Number of hospitals (at end of period)	69	69	—	*
Total admissions	179,208	178,725	0.3%
Adjusted patient admissions	314,022	312,003	0.6%
Paying admissions (excludes charity and uninsured)	169,548	169,601	—%
Charity and uninsured admissions	9,660	9,124	5.9%
Admissions through emergency department	123,224	115,133	7.0%
Paying admissions as a percentage of total admissions	94.6%	94.9%	(0.3)%	*
Charity and uninsured admissions as a percentage of total admissions	5.4%	5.1%	0.3%	*
Emergency department admissions as a percentage of total admissions	68.8%	64.4%	4.4%	*
Surgeries — inpatient	46,575	47,539	(2.0)%
Surgeries — outpatient	61,754	62,895	(1.8)%
Total surgeries	108,329	110,434	(1.9)%
Patient days — total	843,793	837,488	0.8%
Adjusted patient days	1,453,447	1,440,173	0.9%
Average length of stay (days)	4.71	4.69	0.4%
Licensed beds (at end of period)	18,089	18,107	(0.1)%
Average licensed beds	18,089	18,107	(0.1)%
Utilization of licensed beds	51.8%	51.4%	0.4%	*
Outpatient Visits
Total visits	1,798,885	1,817,295	(1.0)%
Paying visits (excludes charity and uninsured)	1,684,875	1,705,091	(1.2)%
Charity and uninsured visits	114,010	112,204	1.6%
Emergency department visits	684,057	652,284	4.9%
Paying visits as a percentage of total visits	93.7%	93.8%	(0.1)%	*
Charity and uninsured visits as a percentage of total visits	6.3%	6.2%	0.1%	*
Total emergency department admissions and visits	807,281	767,417	5.2%
Revenues
Net patient revenues(2)	$3,594	$3,368	6.7%
Revenues on a Per Adjusted Patient Admission and Per Adjusted Patient Day
Net patient revenue(2) per adjusted patient admission	$11,445	$10,796	6.0%
Net patient revenue(2) per adjusted patient day	$2,473	$2,339	5.7%
Net Patient Revenues(2) from:
Medicare	21.3%	23.5%	(2.2)%	*
Medicaid	8.8%	7.0%	1.8%	*
Managed care	64.9%	65.0%	(0.1)%	*
Self-pay	1.3%	0.3%	1.0%	*
Indemnity and other	3.7%	4.2%	(0.5)%	*

(1) Information for our Hospital Operations and other segment is presented on a same-hospital basis, which includes the results of our same 69 hospitals operated throughout the three months ended March 31, 2018 and 2017, and associated outpatient facilities but excludes the results of hospitals Tenet divested, since January 1, 2017.
(2) Less implicit price concessions and provision for doubtful accounts.
* This change is the difference between the 2018 and 2017 amounts shown.

TENET HEALTHCARE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended				Year Ended	Three Months Ended
	3/31/2017	6/30/2017	9/30/2017	12/31/2017	12/31/2017	3/31/2018
Net operating revenues:
Net operating revenues before provision for doubtful accounts	$5,196	$5,173	$4,941	$5,303	$20,613
Less: Provision for doubtful accounts	383	371	355	325	1,434
Net operating revenues	4,813	4,802	4,586	4,978	19,179	$4,699
Equity in earnings of unconsolidated affiliates	29	28	38	49	144	25
Operating expenses:
Salaries, wages and benefits	2,380	2,346	2,264	2,284	9,274	2,227
Supplies	765	780	740	800	3,085	774
Other operating expenses, net	1,187	1,159	1,120	1,104	4,570	1,060
Electronic health record incentives	(1)	(6)	(1)	(1)	(9)	(1)
Depreciation and amortization	221	222	219	208	870	204
Impairment and restructuring charges, and acquisition-related costs	33	41	329	138	541	47
Litigation and investigation costs	5	1	6	11	23	6
Gains on sales, consolidation and deconsolidation of facilities	(15)	(23)	(104)	(2)	(144)	(110)
Operating income	267	310	51	485	1,113	517
Interest expense	(258)	(260)	(257)	(253)	(1,028)	(255)
Other non-operating expense, net	(5)	(5)	(4)	(8)	(22)	(1)
Loss from early extinguishment of debt	—	(26)	(138)	—	(164)	(1)
Income (loss) from continuing operations, before income taxes	4	19	(348)	224	(101)	260
Income tax benefit (expense)	33	12	60	(324)	(219)	(70)
Income (loss) from continuing operations, before discontinued operations	37	31	(288)	(100)	(320)	190
Discontinued operations:
Income (loss) from operations	(2)	2	(1)	1	—	1
Income tax benefit (expense)	1	(1)	—	—	—	—
Income (loss) from discontinued operations	(1)	1	(1)	1	—	1
Net income (loss)	36	32	(289)	(99)	(320)	191
Less: Net income attributable to noncontrolling interests	89	87	78	130	384	92
Net income available (loss attributable) to Tenet Healthcare Corporation common shareholders	$(53)	$(55)	$(367)	$(229)	$(704)	$99
Amounts available (attributable) to Tenet Healthcare Corporation common shareholders
Income (loss) from continuing operations, net of tax	$(52)	$(56)	$(366)	$(230)	$(704)	$98
Income (loss) from discontinued operations, net of tax	(1)	1	(1)	1	—	1
Net income available (loss attributable) to Tenet Healthcare Corporation common shareholders	$(53)	$(55)	$(367)	$(229)	$(704)	$99
Earnings (loss) per share available (attributable) to Tenet Healthcare Corporation common shareholders:
Basic
Continuing operations	$(0.52)	$(0.56)	$(3.63)	$(2.28)	$(7.00)	$0.97
Discontinued operations	(0.01)	0.01	(0.01)	0.01	—	0.01
	$(0.53)	$(0.55)	$(3.64)	$(2.27)	$(7.00)	$0.98
Diluted
Continuing operations	$(0.52)	$(0.56)	$(3.63)	$(2.28)	$(7.00)	$0.95
Discontinued operations	(0.01)	0.01	(0.01)	0.01	—	0.01
	$(0.53)	$(0.55)	$(3.64)	$(2.27)	$(7.00)	$0.96
Weighted average shares and dilutive securities outstanding (in thousands):
Basic	100,000	100,612	100,812	100,945	100,592	101,392
Diluted	100,000	100,612	100,812	100,945	100,592	102,656

TENET HEALTHCARE CORPORATION
SELECTED STATISTICS – CONTINUING TOTAL HOSPITALS(1)
(Unaudited)

(Dollars in millions except per adjusted patient day and per adjusted patient admission amounts)
	Three Months Ended				Year Ended	Three Months Ended
	3/31/2017	6/30/2017	9/30/2017	12/31/2017	12/31/2017	03/31/2018

Admissions, Patient Days and Surgeries
Number of hospitals (at end of period)	76	76	73	72	72	69
Total admissions	196,907	190,394	185,389	186,185	758,875	182,306
Adjusted patient admissions	347,150	342,439	332,035	332,642	1,354,266	320,868
Paying admissions (excludes charity and uninsured)	186,648	179,889	174,803	176,158	717,498	172,490
Charity and uninsured admissions	10,259	10,505	10,586	10,027	41,377	9,816
Admissions through emergency department	126,473	121,807	120,493	123,887	492,660	125,076
Paying admissions as a percentage of total admissions	94.8%	94.5%	94.3%	94.6%	94.5%	94.6%
Charity and uninsured admissions as a percentage of total admissions	5.2%	5.5%	5.7%	5.4%	5.5%	5.4%
Emergency department admissions as a percentage of total admissions	64.2%	64.0%	65.0%	66.5%	64.9%	68.6%
Surgeries — inpatient	51,800	52,083	50,939	50,292	205,114	47,223
Surgeries — outpatient	69,604	71,366	67,321	68,604	276,895	63,008
Total surgeries	121,404	123,449	118,260	118,896	482,009	110,231
Patient days — total	923,339	874,930	853,059	857,728	3,509,056	858,648
Adjusted patient days	1,603,698	1,552,302	1,502,831	1,505,130	6,163,961	1,486,139
Average length of stay (days)	4.69	4.60	4.60	4.61	4.62	4.71
Licensed beds (at end of period)	20,439	20,435	19,433	19,141	19,141	18,457
Average licensed beds	20,440	20,435	19,783	19,320	19,995	18,685
Utilization of licensed beds	50.2%	47.0%	46.9%	48.3%	48.1%	51.1%
Outpatient Visits
Total visits	2,039,942	1,981,848	1,867,471	1,901,864	7,791,125	1,842,539
Paying visits (excludes charity and uninsured)	1,908,212	1,849,697	1,741,815	1,777,790	7,277,514	1,725,976
Charity and uninsured visits	131,730	132,151	125,656	124,074	513,611	116,563
Emergency department visits	733,051	724,785	685,096	711,268	2,854,200	697,001
Paying visits as a percentage of total visits	93.5%	93.3%	93.3%	93.5%	93.4%	93.7%
Charity and uninsured visits as a percentage of total visits	6.5%	6.7%	6.7%	6.5%	6.6%	6.3%
Total emergency department admissions and visits	859,524	846,592	805,589	835,155	3,346,860	822,077
Revenues
Net patient revenues(3)	$3,728	$3,719	$3,522	$3,860	$14,829	$3,643
Revenues on a Per Adjusted Patient Admission and Per Adjusted Patient Day
Net patient revenue(3) per adjusted patient admission	$10,739	$10,860	$10,607	$11,604	$10,950	$11,354
Net patient revenue(3) per adjusted patient day	$2,325	$2,396	$2,344	$2,565	$2,406	$2,451
Total selected operating expenses (salaries, wages and benefits, supplies and other operating expenses) per adjusted patient admission(2)	$10,288	$10,394	$10,367	$10,492	$10,384	$10,561
Net Patient Revenues(3) from:
Medicare	23.1%	22.0%	22.0%	20.4%	21.9%	21.5%
Medicaid	7.4%	7.5%	7.1%	12.9%	8.8%	8.8%
Managed care	65.2%	65.9%	66.1%	61.5%	64.6%	65.0%
Self-pay	0.3%	0.5%	0.3%	1.3%	0.6%	1.0%
Indemnity and other	4.0%	4.1%	4.5%	3.9%	4.1%	3.7%

(1)	Represents the consolidated results of Tenet’s acute care hospitals and related outpatient facilities included in the Hospital Operations and other segment.

(2)	Excludes operating expenses from Tenet's health plans.
(3) Less implicit price concessions and provision for doubtful accounts.

TENET HEALTHCARE CORPORATION
SELECTED STATISTICS – CONTINUING SAME HOSPITALS(1)
(Unaudited)

(Dollars in millions except per adjusted patient day and per adjusted patient admission amounts)
	Three Months Ended				Year Ended	Three Months Ended
	3/31/2017	6/30/2017	9/30/2017	12/31/2017	12/31/2017	3/31/2018

Admissions, Patient Days and Surgeries
Number of hospitals (at end of period)	69	69	69	69	69	69
Total admissions	178,725	173,096	172,854	176,220	700,895	179,208
Adjusted patient admissions	312,003	308,046	307,115	312,281	1,239,445	314,022
Paying admissions (excludes charity and uninsured)	169,601	163,657	162,815	166,453	662,526	169,548
Charity and uninsured admissions	9,124	9,439	10,039	9,767	38,369	9,660
Admissions through emergency department	115,133	110,834	112,554	117,155	455,676	123,224
Paying admissions as a percentage of total admissions	94.9%	94.5%	94.2%	94.5%	94.5%	94.6%
Charity and uninsured admissions as a percentage of total admissions	5.1%	5.5%	5.8%	5.5%	5.5%	5.4%
Emergency department admissions as a percentage of total admissions	64.4%	64.0%	65.1%	66.5%	65.0%	68.8%
Surgeries — inpatient	47,539	47,933	47,995	48,089	191,556	46,575
Surgeries — outpatient	62,895	64,401	62,244	64,202	253,742	61,754
Total surgeries	110,434	112,334	110,239	112,291	445,298	108,329
Patient days — total	837,488	795,533	792,268	808,903	3,234,192	843,793
Adjusted patient days	1,440,173	1,395,843	1,384,475	1,407,645	5,628,136	1,453,447
Average length of stay (days)	4.69	4.60	4.58	4.59	4.61	4.71
Licensed beds (at end of period)	18,107	18,123	18,149	18,089	18,089	18,089
Average licensed beds	18,107	18,123	18,150	18,113	18,123	18,089
Utilization of licensed beds	51.4%	48.2%	47.4%	48.5%	48.9%	51.8%
Outpatient Visits
Total visits	1,817,295	1,772,765	1,721,806	1,777,087	7,088,953	1,798,885
Paying visits (excludes charity and uninsured)	1,705,091	1,658,374	1,606,014	1,659,011	6,628,490	1,684,875
Charity and uninsured visits	112,204	114,391	115,792	118,076	460,463	114,010
Emergency department visits	652,284	647,233	628,868	661,111	2,589,496	684,057
Paying visits as a percentage of total visits	93.8%	93.5%	93.3%	93.4%	93.5%	93.7%
Charity and uninsured visits as a percentage of total visits	6.2%	6.5%	6.7%	6.6%	6.5%	6.3%
Total emergency department admissions and visits	767,417	758,067	741,422	778,266	3,045,172	807,281
Revenues
Net patient revenues(2)	$3,368	$3,348	$3,261	$3,638	$13,615	$3,594
Revenues on a Per Adjusted Patient Admission and Per Adjusted Patient Day
Net patient revenue(2) per adjusted patient admission	$10,796	$10,869	$10,618	$11,650	$10,985	$11,445
Net patient revenue(2) per adjusted patient day	$2,339	$2,399	$2,355	$2,584	$2,419	$2,473
Net Patient Revenues(2) from:
Medicare	23.5%	22.3%	21.9%	20.3%	22.0%	21.3%
Medicaid	7.0%	7.1%	6.8%	13.1%	8.6%	8.8%
Managed care	65.0%	65.8%	66.1%	61.1%	64.4%	64.9%
Self-pay	0.3%	0.6%	0.3%	1.5%	0.7%	1.3%
Indemnity and other	4.2%	4.2%	4.9%	4.0%	4.3%	3.7%

(1) Information for our Hospital Operations and other segment is presented on a same-hospital basis, which includes the results of our same 69 hospitals operated throughout the three months ended March 31, 2018 and 2017, and associated outpatient facilities but excludes the results of hospitals Tenet divested, since January 1, 2017.
(2) Less implicit price concessions and provision for doubtful accounts.

TENET HEALTHCARE CORPORATION
SEGMENT REPORTING
(Unaudited)

(Dollars in millions)	March 31,	December 31,
	2018	2017
Assets
Hospital Operations and other	$16,271	$16,466
Ambulatory Care	5,811	5,822
Conifer	1,102	1,097
Total	$23,184	$23,385

	Three Months Ended
	March 31,
	2018	2017
Capital expenditures:
Hospital Operations and other	$120	$183
Ambulatory Care	15	11
Conifer	8	4
Total	$143	$198

Net operating revenues:
Hospital Operations and other total prior to inter-segment eliminations(1)	$3,947	$4,115
Ambulatory Care	498	455
Conifer
Tenet	150	159
Other customers	254	243
Total Conifer revenues	404	402
Inter-segment eliminations	(150)	(159)
Total	$4,699	$4,813

Equity in earnings of unconsolidated affiliates:
Hospital Operations and other	$(2)	$2
Ambulatory Care	27	27
Total	$25	$29

Adjusted EBITDA:
Hospital Operations and other(2)	$402	$309
Ambulatory Care	165	153
Conifer	98	65
Total	$665	$527

Depreciation and amortization:
Hospital Operations and other	$175	$187
Ambulatory Care	17	22
Conifer	12	12
Total	$204	$221

(1)	Hospital Operations and other revenues includes health plan revenues of $6 million and $65 million for the three months ended March 31, 2018 and 2017, respectively.

(2)	Hospital Operations and other Adjusted EBITDA excludes health plan losses of $(1) million and $(16) million for the three months ended March 31, 2018 and 2017, respectively.

TENET HEALTHCARE CORPORATION
STATEMENT OF OPERATIONS – AMBULATORY CARE SEGMENT
(Unaudited)

(Dollars in millions)	Three Months Ended March 31,
	2018		2017

	Ambulatory Care as Reported Under GAAP	Unconsolidated Affiliates	Ambulatory Care as Reported Under GAAP	Unconsolidated Affiliates
Net operating revenues:
Net operating revenues before provision for doubtful accounts			$462	$475
Less: Provision for doubtful accounts			(7)	(10)
Net operating revenues(1)	$498	$493	455	465
Equity in earnings of unconsolidated affiliates(2)	27	—	27	—
Operating expenses:
Salaries, wages and benefits	162	120	150	114
Supplies	106	130	94	121
Other operating expenses, net	92	105	85	97
Depreciation and amortization	17	16	22	16
Impairment and restructuring charges, and acquisition-related costs	1	—	5	—
Gains on sales, consolidation and deconsolidation of facilities	(1)	—	(7)	—
Operating income	148	122	133	117
Interest expense	(36)	(5)	(35)	(6)
Other	2	—	1	—
Net income from continuing operations, before income taxes	114	117	99	111
Income tax expense	(15)	(2)	(18)	(2)
Net income	99	$115	81	$109
Less: Net income attributable to noncontrolling interests	64		66
Net income attributable to Tenet Healthcare Corporation common shareholders	$35		$15
Equity in earnings of unconsolidated affiliates		$27		$27

(1)
On a same-facility system-wide basis, net revenue in Tenet’s Ambulatory Care segment increased 2.7% during the three months ended March 31, 2018, with cases increasing 3.2% and revenue per case decreasing 0.5%.

(2)
At March 31, 2018, 108 of the 338 facilities in the Company’s Ambulatory segment were not consolidated based on the nature of the segment’s joint venture relationships with physicians and prominent healthcare systems. Although revenues of the segment’s unconsolidated facilities are not recorded as revenues by the Company, equity in earnings of unconsolidated affiliates is nonetheless a significant portion of the Company’s overall earnings. To help analyze results of operations, management also uses system-wide operating measures such as system-wide revenue growth, which includes revenues of both consolidated and unconsolidated facilities. We control our remaining 230 facilities and account for these investments as consolidated subsidiaries.

Non-GAAP Financial Measures
Adjusted EBITDA, a non-GAAP measure, is defined by the Company as net income (loss) attributable to Tenet Healthcare Corporation common shareholders before (1) the cumulative effect of changes in accounting principle, (2) net loss (income) attributable to noncontrolling interests, (3) income (loss) from discontinued operations, (4) income tax benefit (expense), (5) other non-operating income (expense), net, (6) gain (loss) from early extinguishment of debt, (7) interest expense, (8) litigation and investigation (costs) benefit, net of insurance recoveries, (9) net gains (losses) on sales, consolidation and deconsolidation of facilities, (10) impairment and restructuring charges and acquisition-related costs, (11) depreciation and amortization and (12) income (loss) from divested operations and closed businesses (i.e., the Company’s health plan businesses). Litigation and investigation costs do not include ordinary course of business malpractice and other litigation and related expense.
Adjusted net income (loss) from continuing operations attributable to Tenet Healthcare Corporation common shareholders, a non-GAAP measure, is defined by the Company as net income (loss) attributable to Tenet Healthcare Corporation common shareholders before (1) impairment and restructuring charges, and acquisition-related costs, (2) litigation and investigation costs, (3) gains on sales, consolidation and deconsolidation of facilities, (4) gain (loss) from early extinguishment of debt, (5) income (loss) from divested operations and closed businesses, (6) the associated impact of these five items on taxes and noncontrolling interests, and (7) net income (loss) from discontinued operations. Adjusted diluted earnings (loss) per share from continuing operations, a non-GAAP term, is defined by the Company as Adjusted net income (loss) from continuing operations attributable to Tenet Healthcare Corporation common shareholders divided by the weighted average primary or diluted shares outstanding in the reporting period.
Free Cash Flow, a non-GAAP measure, is defined by the Company as (1) net cash provided by (used in) operating activities, less (2) purchases of property and equipment from continuing operations.
Adjusted Free Cash Flow, a non-GAAP measure, is defined by the Company as (1) Adjusted net cash provided by (used in) operating activities from continuing operations, less (2) purchases of property and equipment from continuing operations. Adjusted net cash provided by (used in) operating activities, a non-GAAP measure, is defined by the Company as cash provided by (used in) operating activities prior to (1) payments for restructuring charges, acquisition-related costs and litigation costs and settlements, and (2) net cash provided by (used in) operating activities from discontinued operations.
The Company believes the foregoing non-GAAP measures are useful to investors and analysts because they present additional information on the Company’s financial performance. Investors, analysts, Company management and the Company’s Board of Directors utilize these non-GAAP measures, in addition to GAAP measures, to track the Company’s financial and operating performance and compare the Company’s performance to its peer companies, which utilize similar non-GAAP measures in their presentations. The Human Resources Committee of the Company’s Board of Directors also uses certain of these measures to evaluate management’s performance for the purpose of determining incentive compensation. Additional information regarding the purpose and utility of specific non-GAAP measures used in this release is set forth below.
The Company believes that Adjusted EBITDA is a useful measure, in part, because certain investors and analysts use both historical and projected Adjusted EBITDA, in addition to other GAAP and non-GAAP measures, as factors in determining the estimated fair value of shares of the Company’s common stock. Company management also regularly reviews the Adjusted EBITDA performance for each operating segment. The Company does not use Adjusted EBITDA to measure liquidity, but instead to measure operating performance.
We use, and we believe investors and analysts use, Free Cash Flow and Adjusted Free Cash Flow as supplemental measures to analyze cash flows generated from our operations because we believe it is useful to investors in evaluating our ability to fund distributions paid to noncontrolling interests, acquisitions, purchasing equity interests in joint ventures or repaying debt.
These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Because these measures exclude many items that are included in our financial statements, they do not provide a complete measure of our operating performance. For example, the Company’s definitions of Free Cash Flow and Adjusted Free Cash Flow do not include other important uses of cash including (1) cash used to purchase businesses or joint venture interests, or (2) any items that are classified as Cash Flows From Financing Activities on the Company’s Consolidated Statement of Cash Flows, including items such as (i) cash used to repay borrowings, (ii) distributions paid to noncontrolling interests, or (iii) payments under the Put/Call Agreement for USPI redeemable noncontrolling interest, which are recorded on the Statement of Cash Flows as the purchase of noncontrolling interest. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance.
A reconciliation of net income (loss) attributable to Tenet Healthcare Corporation common shareholders, the most comparable GAAP measure, to Adjusted EBITDA is set forth in Table #1 below for each quarter in 2017 and 2018. A reconciliation of net income (loss) attributable to Tenet Healthcare Corporation common shareholders, the most comparable GAAP measure, to Adjusted net income from continuing operations attributable to Tenet Healthcare Corporation common shareholders is set forth in Table #2 below for each quarter in 2017 and 2018. A reconciliation of net cash provided by (used in) operating activities, the most comparable GAAP measure, to Free Cash Flow and Adjusted Free Cash Flow is set forth in Table #3 below for each quarter in 2017 and 2018.

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #1 – Reconciliation of Net Income Available (Loss Attributable) to Tenet Healthcare Corporation Common Shareholders to Adjusted EBITDA
(Unaudited)

(Dollars in millions)	2017					2018
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total	1st Qtr
Net income available (loss attributable) to Tenet Healthcare Corporation common shareholders	$(53)	$(55)	$(367)	$(229)	$(704)	$99
Less: Net income attributable to noncontrolling interests	(89)	(87)	(78)	(130)	(384)	(92)
Income (loss) from discontinued operations, net of tax	(1)	1	(1)	1	—	1
Income (loss) from continuing operations	37	31	(288)	(100)	(320)	190
Income tax benefit (expense)	33	12	60	(324)	(219)	(70)
Loss from early extinguishment of debt	—	(26)	(138)	—	(164)	(1)
Other non-operating expense, net	(5)	(5)	(4)	(8)	(22)	(1)
Interest expense	(258)	(260)	(257)	(253)	(1,028)	(255)
Operating income	267	310	51	485	1,113	517
Litigation and investigation costs	(5)	(1)	(6)	(11)	(23)	(6)
Gains on sales, consolidation and deconsolidation of facilities	15	23	104	2	144	110
Impairment and restructuring charges, and acquisition-related costs	(33)	(41)	(329)	(138)	(541)	(47)
Depreciation and amortization	(221)	(222)	(219)	(208)	(870)	$(204)
Loss from divested and closed businesses	(16)	(19)	(6)	—	(41)	(1)
Adjusted EBITDA	$527	$570	$507	$840	$2,444	$665

Net operating revenues	$4,813	$4,802	$4,586	$4,978	$19,179	$4,699
Less: Net operating revenues from health plans	65	25	10	10	110	6
Adjusted net operating revenues	$4,748	$4,777	$4,576	$4,968	$19,069	$4,693

Net income available (loss attributable) to Tenet Healthcare Corporation common shareholders as a % of net operating revenues	(1.1)%	(1.1)%	(8.0)%	(4.6)%	(3.7)%	2.1%
Adjusted EBITDA as a % of adjusted net operating revenues (Adjusted EBITDA margin)	11.1%	11.9%	11.1%	16.9%	12.8%	14.2%

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #2 – Reconciliation of Net Income Available (Loss Attributable) to
Tenet Healthcare Corporation Common Shareholders to Adjusted Net Income (Loss)
from Continuing Operations Attributable to Common Shareholders
(Unaudited)

(Dollars in millions except per share amounts)	2017					2018
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total	1st Qtr
Net income available (loss attributable) to Tenet Healthcare Corporation common shareholders	$(53)	$(55)	$(367)	$(229)	$(704)	$99
Net income (loss) from discontinued operations	(1)	$1	(1)	1	—	1
Net income (loss) from continuing operations	(52)	(56)	(366)	(230)	(704)	98
Less: Impairment and restructuring charges, and acquisition-related costs(1)	(33)	(41)	(329)	(138)	(541)	(47)
Litigation and investigation costs	(5)	(1)	(6)	(11)	(23)	(6)
Gains on sales, consolidation and deconsolidation of facilities(2)	15	23	104	2	144	110
Loss from early extinguishment of debt(3)	—	(26)	(138)	—	(164)	(1)
Loss from divested and closed businesses	(16)	(19)	(6)	—	(41)	(1)
Tax impact of above items	14	25	26	49	114	(16)
Tax reform adjustment	—	—	—	(252)	(252)	—
Noncontrolling interests impact of above items	—	—	—	(23)	(23)	—
Adjusted net income (loss) from continuing operations attributable to common shareholders	$(27)	$(17)	$(17)	$143	$82	$59

Diluted earnings (loss) per share	$(0.52)	$(0.56)	$(3.63)	$(2.28)	$(7.00)	$0.95
Less: Impairment and restructuring charges, and acquisition-related costs	(0.33)	(0.41)	(3.26)	(1.35)	(5.34)	(0.46)
Litigation and investigation costs	(0.05)	(0.01)	(0.06)	(0.11)	(0.23)	(0.06)
Gains on sales, consolidation and deconsolidation of facilities	0.15	0.23	1.03	0.02	1.42	1.08
Loss from early extinguishment of debt	—	(0.26)	(1.37)	—	(1.62)	(0.01)
Loss from divested and closed businesses	(0.16)	(0.19)	(0.06)	—	(0.40)	(0.01)
Tax impact of above items	0.14	0.25	0.26	0.48	1.12	(0.16)
Tax reform adjustment	—	—	—	(2.47)	(2.49)	—
Noncontrolling interests impact of above items	—	—	—	(0.23)	(0.23)	—
Adjusted diluted earnings (loss) per share from continuing operations	$(0.27)	$(0.17)	$(0.17)	$1.40	$0.81	$0.57

Weighted average basic shares outstanding (in thousands)	100,000	100,612	100,812	100,945	100,592	101,392
Weighted average dilutive shares outstanding (in thousands)	100,848	101,294	101,523	101,853	101,380	102,656

(1)
Impairment and restructuring charges, and acquisition-related costs of $47 million in the three months ended March 31, 2018 consists of $19 million of impairment charges, primarily related to our Chicago-area facilities, $25 million of restructuring charges and $3 million of acquisition-related costs.

(2)
Gain on sales, consolidation and deconsolidation of facilities of $110 million in the three months ended March 31, 2018 was primarily related to a gain on sale of MacNeal Hospital and its related physician practices and related assets in Chicago area and the sales of our minority interests in several Dallas-area hospitals.

(3)	Loss from early extinguishment of debt of $1 million in the three months ended March 31, 2018 was related to the Company’s debt redemptions.

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #3 – Reconciliations of Net Cash Provided By Operating Activities to Free Cash Flow and Adjusted Free Cash Flow from Continuing Operations
(Unaudited)

(Dollars in millions)	2017					2018
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total	1st Qtr
Net cash provided by operating activities	$186	$215	$308	$491	$1,200	$113
Purchases of property and equipment	(198)	(150)	(144)	(215)	(707)	(143)
Free cash flow	$(12)	$65	$164	$276	$493	$(30)

Net cash provided by (used in) investing activities	$(189)	$(119)	$535	$(206)	$21	$373
Net cash used in financing activities	$(141)	$(193)	$(889)	$(103)	$(1,326)	$(123)

Net cash provided by operating activities	$186	$215	$308	$491	$1,200	$113
Less: payments for restructuring charges, acquisition-related costs, and litigation costs and settlements	(24)	(38)	(26)	(37)	(125)	(33)
Net cash provided by (used in) operating activities from discontinued operations	2	(4)	(1)	(2)	(5)	(1)
Adjusted net cash provided by operating activities from continuing operations	208	257	335	530	1,330	147
Purchases of property and equipment	(198)	(150)	(144)	(215)	(707)	(143)
Adjusted free cash flow – continuing operations	$10	$107	$191	$315	$623	$4

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #4 – Reconciliation of Outlook Net Income (Loss) Attributable to Tenet Healthcare Corporation Common Shareholders to Outlook Adjusted EBITDA
(Unaudited)

(Dollars in millions)	Q2 2018		2018
	Low	High	Low	High
Net income available (loss attributable) to Tenet Healthcare Corporation common shareholders	$(10)	$10	$100	$180
Less: Net income attributable to noncontrolling interests	(95)	(105)	(410)	(430)
Net loss from discontinued operations, net of tax	(5)	—	(5)	—
Income tax expense	(45)	(50)	(205)	(225)
Interest expense	(250)	(260)	(1,000)	(1,010)
Loss from early extinguishment of debt	—	—	(5)	—
Other non-operating expense, net	—	(5)	(10)	(15)
Gains on sales, consolidation and deconsolidation of facilities(1)	—	—	110	110
Impairment and restructuring charges, acquisition-related costs, and litigation costs and settlements(1)	(25)	(15)	(125)	(75)
Depreciation and amortization	(195)	(205)	(790)	(810)
Loss from divested and closed businesses	—	(5)	(10)	(15)
Adjusted EBITDA	$605	$655	$2,550	$2,650

Income (loss) from continuing operations	$(5)	$10	$105	$180
Net operating revenues	$4,475	$4,675	$17,900	$18,300
Income (loss) from continuing operations as a % of operating revenues	(0.1)%	0.2%	0.6%	1.0%
Adjusted EBITDA as a % of net operating revenues (Adjusted EBITDA margin)	13.5%	14.0%	14.2%	14.5%

(1)
The Company has provided an estimate of restructuring charges and related payments that it anticipates in 2018. The Company does not generally forecast impairment charges, acquisition-related costs, litigation costs and settlements, gains (losses) on sales, and consolidation and deconsolidation of facilities because the Company does not believe that it can forecast these items with sufficient accuracy since some of these items are indeterminable at the time the Company provides its financial Outlook.

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #5 – Reconciliation of Outlook Net Income (Loss) Attributable to Tenet Healthcare Corporation Common Shareholders to Outlook Adjusted Net Income (Loss) from Continuing Operations Attributable to Common Shareholders
(Unaudited)

(Dollars in millions except per share amounts)	Q2 2018		2018
	Low	High	Low	High
Net income available (loss attributable) to Tenet Healthcare Corporation common shareholders	$(10)	$10	$100	$180
Net loss from discontinued operations, net of tax	(5)	$—	(5)	—
Net income (loss) from continuing operations	(5)	10	105	180
Less: Impairment and restructuring charges, acquisition-related costs, and litigation costs and settlements	(25)	(15)	(125)	(75)
Gains on sales, consolidation and deconsolidation of facilities	—	—	110	110
Loss from early extinguishment of debt	—	—	(5)	—
Loss from divested and closed businesses	—	(5)	(10)	(15)
Tax impact of above items	5	—	(5)	(15)
Noncontrolling interests impact of above items	—	—	—	—
Adjusted net income (loss) from continuing operations available (attributable) to common shareholders	$15	$30	$140	$175

Diluted earnings (loss) per share	$(0.05)	$0.10	$1.02	$1.75
Less: Impairment and restructuring charges, acquisition-related costs, and litigation costs and settlements	(0.25)	(0.14)	(1.21)	(0.73)
Gains on sales, consolidation and deconsolidation of facilities	—	—	1.07	1.07
Loss from early extinguishment of debt	—	—	(0.05)	—
Loss from divested and closed businesses	—	(0.05)	(0.10)	(0.15)
Tax impact of above items	0.05	—	(0.05)	(0.14)
Noncontrolling interests impact of above items	—	—	—	—
Adjusted diluted earnings (loss) per share from continuing operations	$0.15	$0.29	$1.36	$1.70

Weighted average basic shares outstanding (in thousands)	101,000	101,000	102,000	102,000
Weighted average dilutive shares outstanding (in thousands)	102,000	102,000	103,000	103,000

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #6 – Reconciliation of Outlook Net Cash Provided by Operating Activities to Outlook Adjusted Free Cash Flow from Continuing Operations

(Dollars in millions)	2018
	Low	High
Net cash provided by operating activities	$1,245	$1,550
Less: Payments for restructuring charges, acquisition-related costs and litigation costs and settlements(1)	(100)	(50)
Net cash used in operating activities from discontinued operations	(5)	—
Adjusted net cash provided by operating activities – continuing operations	1,350	1,600
Purchases of property and equipment – continuing operations	(625)	(675)
Adjusted free cash flow – continuing operations(2)	$725	$925

(1)
The Company has provided an estimate of payments that it anticipates in 2018 related to restructuring charges. The Company does not generally forecast payments related to acquisition-related costs and litigation costs and settlements because the Company does not believe that it can forecast these items with sufficient accuracy since some of these items may be indeterminable at the time the Company provides its financial Outlook.

(2)
The Company's definition of Adjusted Free Cash Flow does not include other important uses of cash including (1) cash used to purchase businesses or joint venture interests, or (2) any items that are classified as Cash Flows From Financing Activities on the Company's Consolidated Statement of Cash Flows, including items such as (i) cash used to repay borrowings, (ii) distributions paid to noncontrolling interests, or (iii) payments under the Put/Call Agreement for USPI redeemable noncontrolling interests, which are recorded on the Statement of Cash Flows as the purchase of noncontrolling interests.